Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.Amgen.com

News Release

AMGEN ANNOUNCES APPOINTMENT OF

R. SANDERS WILLIAMS TO BOARD OF DIRECTORS

THOUSAND OAKS, Calif. (Oct. 17, 2014) – Amgen (NASDAQ:AMGN) today announced the appointment of R. Sanders Williams, M.D., president of Gladstone Institutes and Gladstone’s Robert W. and Linda L. Mahley Distinguished Professor.

“We are pleased to welcome Dr. Sandy Williams to the Amgen Board,” said Robert A. Bradway, chairman and chief executive officer of Amgen. “Dr. Williams’ deep and distinguished experience in academic medicine and his direct experience in our industry will both be of immense value as we extend Amgen’s therapeutic and geographic reach to serve more patients.”

Dr. Williams will serve on the Corporate Responsibility and Compliance Committee and the Governance and Nominating Committee of the Board. Following the appointment of Dr. Williams, the Board on Oct. 17, 2014, will comprise 13 directors, 12 of whom are independent.

R. Sanders Williams, M.D.

Dr. Williams, 66, currently serves as the President of Gladstone Institutes, a non-profit biomedical research enterprise, and its Robert W. and Linda L. Mahley Distinguished Professor of Medicine, both since 2010. He is also a Professor of Medicine at the University of California, San Francisco since 2010. Prior to this, Dr. Williams served as Senior Vice Chancellor of the Duke University School of Medicine from 2008 to 2010 and Dean of the Duke University School of Medicine from 2001 to 2008. He was the founding Dean of the Duke-NUS Graduate Medical School Singapore from 2003 to 2008 and served on its Governing Board from 2003 to 2010. From 1990 to 2001, Dr. Williams was Chief of Cardiology and Director of the Ryburn Center for Molecular Cardiology at the University of Texas, Southwestern Medical Center. Dr. Williams has been a director of the Laboratory Corporation of America Holdings, a diagnostic technologies company, since 2007. Dr. Williams was a director of Bristol-Myers Squibb Company, a pharmaceutical company, from 2006 until 2013. Dr. Williams has served on the board of directors of the Gladstone Foundation, a non-profit institution that is distinct from Gladstone Institutes, since 2012, and on the board of trustees of the Exploratorium, a non-profit science museum and learning center located in San Francisco, since 2011. Dr. Williams is a graduate of Princeton University, received his M.D. with distinction from Duke University and did postdoctoral training in cardiology, biochemistry and molecular biology at Harvard University (Massachusetts General Hospital), Duke University, the University of Oxford and Cold Spring Harbor Laboratory.

AMGEN ANNOUNCES APPOINTMENT OF R. SANDERS WILLIAMS TO BOARD OF DIRECTORS

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be the world’s largest independent biotechnology company, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

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CONTACT: Amgen, Thousand Oaks

Kristen Davis, 805-447-3008 (media)

Arvind Sood, 805-447-1060 (investors)

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